Exhibit 99.2

News Release

STREAMLINE HEALTH ANNOUNCES WYCHE T. (“TEE”) GREEN, III TO LEAD THE COMPANY AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Company Cancels Search as Chairman and CEO Focuses on Creating Greater Velocity in eValuator™ Development and Sales

Atlanta, GA — October 8, 2019 — Streamline Health Solutions, Inc. (NASDAQ: STRM), provider of integrated solutions, technology-enabled services and analytics supporting revenue cycle optimization for healthcare enterprises, today announced that Wyche T. (“Tee”) Green, III has assumed the role of President and Chief Executive Officer on a full-time basis. Accordingly, the Company has cancelled its search for a new President and Chief Executive Officer.

Mr. Green is currently Chairman of the Board of Directors of Streamline Health and will continue in that capacity, adding the role of President and Chief Executive Officer with the objective of driving the company’s improved performance, primarily in the area of accelerating sales of its compelling eValuator™ automated pre-bill coding analysis technology.

Streamline Health is leading an industry movement to improve healthcare providers’ financial performance by moving mid-to-late revenue cycle interventions upstream, optimizing coding accuracy for every patient encounter prior to bill submission. By improving coding accuracy before billing, providers can reduce lost revenue, mitigate overbill risk, and reduce denials and days in accounts receivable. Every healthcare organization requires improved processes and  technology to improve billing accuracy and to reduce time to collect.

“Back in July when I accepted the Interim President and CEO role, I said I wanted to help intensify our focus on a sales and marketing strategy to grow revenue while delivering an exceptional customer experience,” stated Mr. Green. “Having spent the last two months working more closely with the leadership team and meeting with executives at some of our key clients, I am more convinced than ever that our eValuator product can be the leading solution in our industry’s movement to analyzing the coding of all patient records before they are sent to billing. I’ve seen opportunities like this before and firmly believe I can help this company achieve the objectives we have set since I took on the Interim President and CEO role.”

Mr. Green is the former Chief Executive Officer and Executive Chairman, as well as Co-Founder, of Greenway Health, LLC, an electronic health record and practice management company. Mr. Green has deep expertise in building a high performing, customer-centric corporate culture and energizing sales, marketing and business development activities.

About Streamline Health

Streamline Health Solutions, Inc. (NASDAQ: STRM) is a healthcare industry leader in capturing, aggregating, and translating enterprise data into knowledge — producing actionable insights that support revenue cycle optimization for healthcare enterprises. We deliver integrated solutions, technology-enabled services and analytics that empower providers to drive revenue integrity in a value-based world. We share a common calling and commitment to advance the quality of life and the quality of healthcare — for society, our clients, the communities they serve, and the individual patient. For more information, please visit our website at www.streamlinehealth.net.

Company Contact:

Randy Salisbury

SVP, Chief Marketing Officer

(404) 229-4242

randy.salisbury@streamlinehealth.net